Exhibit 99.1

Michael Browne “Viewpoint”

December 19, 2011

Hello, and happy holidays everyone! This is Michael Browne, and I am recording this Viewpoint for Monday, December 19th.

As some of you may know, the Harleysville/Nationwide joint field visits to our employees and agents that have been held as a follow-up to the announcement of the merger wrapped up last week, so I’d like to use this Viewpoint to share some observations from those travels with you.

Since we announced our plans to merge with Nationwide nearly three months ago, I’ve spent a considerable amount of my time on the road, on the phone, responding to emails and media requests, and sharing my thoughts with employees, agents and the community as a whole about the pending transaction. Members of the senior team and I have visited our field offices to hear personally from our employees and agents, and to provide everyone with as much information as we can.

In my interactions with agents, one of the comments I’ve frequently heard is that they didn’t realize the strength of Nationwide’s independent agency operations. Our agents—and probably some of our employees—had previously thought of Nationwide as a huge insurance company that writes primarily personal lines insurance through exclusive agents—meaning those agents who write solely for Nationwide.

But, as most of you know by now, the truth of the matter is that—like Harleysville—Nationwide has in-depth knowledge and experience with the independent agency system through Allied Insurance, which has been associated with Nationwide since 1998.

During the agent meetings, I have continued to emphasize Harleysville’s commitment to our independent agency partners—a stance that will not change after the merger is finalized. In addition to that, I’ve explained that this transaction will enable us to expand our business for our independent agency partners, and to enter important new markets from a position of even greater strength.

As I have told them—from an agency relation standpoint—nothing’s going to change in terms of the way we work with them. I reiterated that I am going to remain as president of Harleysville and our plan is for the same people who have been making our business decisions, in collaboration with our agency partners, to continue to do so after this transaction. And, not surprisingly, our agents frequently expressed to the folks from Nationwide how much they like and respect our people, and how much they value their relationship with Harleysville, which is a true reflection of our “Good people to know” philosophy. But, the most noticeable difference is that because of the affiliation with Nationwide, we’re going to have more products to offer, we’re going to have more capacity and, over time, we’re going to be operating in more states through our association with Allied, which we believe will enable us to become a national independent agency carrier with formidable strength in the marketplace.

In fact, this is one of the key reasons we decided to merge with Nationwide—the opportunity this national approach will provide us to grow. We have worked hard in recent years to establish ourselves as a leading super-regional insurance company, which resulted in the rating upgrade by A.M. Best in 2010, and led to the overall business success we’ve experienced. But, we have been unable to grow, and that is one of the most significant benefits from this partnership. In fact, Allied has more than tripled in size since they have been associated with Nationwide, and it is our hope that we will have similar growth opportunities as we combine our organization with Nationwide.

Keep in mind that Nationwide’s diversified business structure means that business generated by independent agents makes up only one-third of the entire Nationwide portfolio. The second third is produced by exclusive agents—writing predominantly personal lines—and the final third is their financial services segment—which includes life insurance, banking and investment products. We believe that this structure—which is backed by an A.M. Best rating of A+ for both its property/casualty and life operations—provides sound financial strength and greater stability for agents and employees, because when one business segment experiences challenging market conditions, in many cases one of the other segments is growing. For example, while 2011 has been an extremely difficult year in the property/casualty industry due in large part to record catastrophe losses, Nationwide’s financial services business and Nationwide’s surplus have grown significantly during the past year, offsetting the impact of those adverse events on its property/casualty business.

And finally, I’ve also talked about the benefits of returning fully to our roots as a mutual insurance company. We believe that by completely embracing the mutual insurance company business model upon which we were founded, we’ll be able better to take a more long-term view, which will enhance our ability to invest in our people and develop quality products without the short-term influences of Wall Street.

After hearing what we’ve had to say, the response from our agents has been overwhelmingly positive. They’re excited about the potential this merger offers Harleysville, and some of them already have been asking me what they need to do to gain access to the additional products that Nationwide brings to the table. So I really sense that they are behind us and, like us, envision significant growth opportunities going forward.

I believe that employees understand the strategic benefit of the merger for our company, but, as you would expect, are eager to learn more about how this transaction will impact them individually, and continue to have questions. As you know, if you’ve checked the special “Merger update” section of The Link—and the vast majority of our employees have reviewed this site—we’ve received a lot of questions, which we’ve done our best to answer. As I have noted since we made the announcement, we are limited to the breadth and depth of the information we can offer prior to the close of the transaction. But, we will continue to provide ongoing updates through our employee and retiree frequently asked questions, as we have more details to share.

Currently, integration teams are being formed here and at Nationwide, and have begun to work together to identify some of the critical business implementation details that need to be addressed. As the merger progresses and the integration teams develop specific business transition plans and solutions, we will be able to communicate more detailed information to you.

One question that’s come up more recently has to do with some lawsuits that have been filed on behalf of Harleysville policyholders and shareholders. Legal actions are fairly common following merger announcements, and are just a part of the merger process that we will work to resolve. At this point, we expect to complete the merger in the first half of 2012.

As I said at our special Town Hall in September, I believe this merger is absolutely the right strategic decision for our employees, our agency partners and our policyholders because it’s going to make us stronger over the long term.

With that, I’ll conclude this message, and remind you that if you have any comments or questions on this topic, please send them to the Ask Michael mailbox that is available in the “Merger update” section of The Link.

In closing, I’d like to offer my best wishes to everyone in the Harleysville family, and to your loved ones, for a safe and enjoyable holiday, and for good health, happiness and prosperity in the New Year. Thanks for taking the time to listen today. Goodbye.